UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported January 10, 2007)

CARAUSTAR INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

North Carolina	0-20646	58-1388387
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5000 Austell Powder Springs Road, Suite 300 Austell, Georgia	30106-3227
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (770) 948-3101

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

Item 2.06. Material Impairments.

On January 10, 2007, Caraustar Industries, Inc. (the “Company”) announced the closure of its Lafayette paperboard mill located in Lafayette, IN. The Company will incur approximately $9.3 million in costs associated with this closure. Of this amount, approximately $7.9 million will be non-cash costs associated primarily with asset impairment charges. The remaining $1.4 million will be cash costs consisting primarily of severance and other employee related costs. Approximately 73 salaried and hourly employees will be affected by the decision to close the Lafayette mill. The Company will provide these employees with transition services, including severance pay, limited benefits continuation, and outplacement assistance. The closure is expected to generate an estimated $5.0 million in annual pre-tax savings.

Also on January 10, 2007, Caraustar Industries, Inc. announced the closures of four facilities in its Tube, Core, and Composite Container segment. The facilities are located in Amarillo, TX; Vacaville, CA; Grand Rapids, MI and Leyland, U.K. The Company will incur approximately $2.6 million in costs associated with these closures. Of this amount, approximately $1.2 million will be non-cash costs associated primarily with asset impairment charges. The remaining $1.4 million will be cash costs consisting primarily of severance and other employee related costs and costs associated with relocating equipment. The closure of the tube and core facilities will affect approximately 58 salaried and hourly employees. The Company will have limited opportunities to provide employees with opportunities elsewhere within the Company and will provide affected employees with transition services, including severance pay, limited benefits continuation, and outplacement assistance. The closures of the tube and core facilities is expected to generate an estimated $1.5 million in annual pre-tax savings.

The closures of the Lafayette mill and the tube and core facilities are associated with the Company’s previously announced plans to achieve greater cost efficiencies throughout its system and better utilize capacity. With the exception of the Leyland, UK facility, the Company expects to consolidate the majority of its mill and tube and core facilities production into other existing Caraustar locations.

Forward-Looking Statements

This 8-K contains certain “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that represent the company’s expectations, anticipations or beliefs about future events, operating results or financial condition, including, among others, statements regarding the expected amount of costs (including the non-cash portion) associated with the closures and the estimated annual pre-tax savings that the company expects from the closures. Statements that are not statements of historical fact, as well as statements including words such as “expect,” “intend,” “will,” “believe,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “plan,” “may,” “would,” “could,” “should,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by such statements. Such risk factors include, among others: fluctuations in raw material prices and energy costs, increases in pension and insurance costs, downturns in industrial production, housing and construction and the consumption of durable and nondurable goods, the degree and nature of competition, the degree of market receptiveness to price increases and energy surcharges, changes in demand for the company’s products, the degree of success achieved by the company’s new product initiatives, uncertainties related to the company’s ability to successfully complete its recently announced strategic transformation plan (including uncertainties regarding the following: customer and vendor responses to the plan; and the cost, availability or feasibility of expansion, technology, investment or acquisition opportunities that the company may desire to pursue), changes in government regulations, the company’s ability to service its substantial indebtedness, and unforeseen difficulties with the consolidation, integration of the company’s accounting and control operations and IT systems. Additional relevant risk factors that could cause actual results to differ materially are discussed in the company’s registration statements and its most recent reports on Form 10-K, 10-Q and 8-K, as amended, filed with or furnished to, the Securities Commission. These documents may be accessed through the web site of the Securities and Exchange Commission (www.sec.gov). The company does not undertake any obligation to update any forward-looking statements and is not responsible for any changes made to this document by wire or Internet services.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 11, 2007

CARAUSTAR INDUSTRIES, INC.

By:	/s/ Ronald J. Domanico
Ronald J. Domanico
Senior Vice President and Chief Financial Officer